As filed with the Securities and Exchange Commission on May 21, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Key Energy Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	04-2648081
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1301 McKinney Street, Suite 1800, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

2014 Equity and Cash Incentive Plan

(Full Title of the Plan)

Kimberly R. Frye

General Counsel

Key Energy Services, Inc.

1301 McKinney Street, Suite 1800

Houston, TX 77010

(Name and Address of Agent For Service)

713-651-4300

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.10 par value per share	12,310,750 shares	$7.91	$97,378,032.50	$10,969.10

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, the registration fee for the 12,310,750 shares of common stock being registered is based upon a price of $7.91 per share, the average of the high ($8.08) and low ($7.74) sale prices of the registrant’s common stock as reported on the New York Stock Exchange on May 16, 2014.
(3)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, a portion of the registration fee is offset by: (i) registration fees of $412.30 previously paid with respect to 773,557 unissued shares of Common Stock that were registered pursuant to a Registration Statement on Form S-8 (No. 333-150098) filed by the registrant on April 4, 2008; (ii) registration fees of $250.17 previously paid with respect to 727,823 unissued shares of Common Stock that were registered pursuant to a Registration Statement on Form S-8 (No. 333-159794) filed by the registrant on June 5, 2009; and (iii) registration fees of $910.72 previously paid with respect to 795,498 unissued shares of Common Stock that were registered pursuant to a Registration Statement on Form S-8 (No. 333-181541) filed by the registrant on May 18, 2012 (collectively, the “Prior Registration Statements”). The registrant has filed post-effective amendments to the Prior Registration Statements to deregister all of the shares that were registered under the Prior Registration Statements that were not sold.

INTRODUCTORY STATEMENT

Key Energy Services, Inc. (the “registrant” or the “Company”) is filing this Registration Statement on Form S-8 relating to its common stock, $0.10 par value per share (the “Common Stock”), issuable pursuant to the terms of the Key Energy Services, Inc. 2014 Equity and Cash Incentive Plan (the “Plan”). Effective May 15, 2014, the Company’s 2007 Cash and Equity Incentive Plan, 2009 Cash and Equity Incentive Plan, and 2012 Equity and Cash Incentive Plan (collectively, the “Prior Plans”), were merged into the Plan. The shares of Common Stock being registered pursuant to this Registration Statement consist of (i) 2,610,750 shares of Common Stock subject to outstanding awards under the Prior Plans issuable pursuant to the Plan and (ii) 9,700,000 new shares of Common Stock issuable pursuant to the Plan, for an aggregate of 12,310,750 shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The document(s) containing the information concerning the Plan required by Item 1 of Form S-8 and the statement of availability of registrant information, plan information and other information required by Item 2 of Form S-8 will be sent or given to employees as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Company will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company will furnish to the Commission or its staff a copy of any or all of the documents included in such file. Any such request should be directed to Kimberly R. Frye, General Counsel, at Key Energy Services, Inc., 1301 McKinney Street, Suite 1800 Houston, TX 77010, telephone number 713-651-4300.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission (File No. 001-08038), are incorporated in this registration statement by reference:

(a) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the Commission on February 25, 2014;

(b) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Commission on May 6, 2014;

(c) the Company’s Current Reports on Form 8-K filed with the Commission on February 4, 2014, February 26, 2014, and May 16, 2014 (in each case to the extent filed and not furnished); and

(d) the description of the Common Stock contained in the Company’s registration statement on Form 8-A, filed with the Commission on September 24, 2007, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the Commission), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 2-418 of the Maryland General Corporation Law provides that a corporation may indemnify any director made a party to any proceeding against judgments, penalties, fines, settlements and reasonable expenses, unless it is established that (i) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was a result of deliberate dishonesty, (ii) the director actually received an improper personal benefit or (iii) in a criminal proceeding, the director had reasonable cause to believe the act or omission was unlawful. A director may not be indemnified in any proceeding charging improper personal benefit if the director was adjudged to be liable on the basis that the personal benefit was improperly received and, in a derivative action, there shall not be indemnification if a director has been adjudged liable to the corporation. Unless limited by a company’s charter, a director or officer of a corporation who has been successful in the defense of any proceeding shall be indemnified against reasonable costs incurred in such defense. Indemnification may not be made unless authorized for a specific proceeding after determination by the board of directors, special legal counsel or the stockholders that indemnification is permissible because the director has met the requisite standard of conduct.

Article Seventh of the Company’s Articles of Restatement (the “Charter”), provides that the Company shall indemnify (i) its directors and officers, whether serving the Company or at its request any other entity, to the full extent required or permitted by the Maryland law, including the advance of expenses under the procedures and to the full extent permitted by law and (ii) other employees and agents to such extent as shall be authorized by the Board of Directors or the Company’s By-laws and be permitted by law. The foregoing rights of indemnification are not exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such By-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by the Maryland law. Furthermore, no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except to the extent that exculpation from liability is not permitted under the Maryland law as in effect when such breach occurred. No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the limitations on liability provided to directors and officers with respect to acts or omissions occurring prior to such amendment or repeal.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Index to Exhibits immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

1. Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 21st day of May, 2014.

Key Energy Services, Inc.

By:	/s/ Richard J. Alario
Richard J. Alario
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Key Energy Services, Inc., hereby severally constitute and appoint Richard J. Alario and J. Marshall Dodson, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Key Energy Services, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Alario	Chairman of the Board of Directors,	May 21, 2014
Richard J. Alario	President and Chief Executive Officer (Principal Executive Officer)

/s/ J. Marshall Dodson	Senior Vice President and Chief	May 21, 2014
J. Marshall Dodson	Financial Officer (Principal Financial Officer)

/s/ Mark A. Cox	Vice President and Controller	May 21, 2014
Mark A. Cox	(Principal Accounting Officer)

/s/ Lynn R. Coleman	Director	May 21, 2014
Lynn R. Coleman

/s/ Kevin P. Collins	Director	May 21, 2014
Kevin P. Collins

/s/ William D. Fertig	Director	May 21, 2014
William D. Fertig

/s/ W. Phillip Marcum	Director	May 21, 2014
W. Phillip Marcum

/s/ Ralph S. Michael, III	Director	May 21, 2014
Ralph S. Michael, III

/s/ William F. Owens	Director	May 21, 2014
William F. Owens

/s/ Robert K. Reeves	Director	May 21, 2014
Robert K. Reeves

/s/ Mark H. Rosenberg	Director	May 21, 2014
Mark H. Rosenberg

/s/ Arlene M. Yocum	Director	May 21, 2014
Arlene M. Yocum

INDEX TO EXHIBITS

Number	Description

5.1	Opinion of Morgan, Lewis & Bockius LLP, counsel to the registrant.

23.1	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

23.2	Consent of Grant Thornton LLP.

24	Power of attorney (included on the signature pages of this registration statement).

99.1	Key Energy Services, Inc. 2014 Equity and Cash Incentive Plan. (Incorporated by Reference to Exhibit A to the registrant’s Definitive Additional Proxy Soliciting Materials filed with the Commission on May 7, 2014.)